1.

The company announced plans for a four-for-one stock split and an increase in the number of shares.  Why did the company decide to do this now?

a.

The last time the stock was split was in 2002, when a three-for-one split was declared.  Historically, the company has split the shares roughly every eight years, as a reflection of the growth of the enterprise.  The Board of Directors made the decision to split the stock at this time, subject to shareholder approval, following a decade of strong earnings performance.

2.

What are some of the benefits the company expects to get from the move?

a.

The CNC Board believes the proposed four-for-one split of the company’s common stock would result in a market price for the stock that may be more attractive to investors and, therefore, benefit both the company and its stockholders by increasing the ability of stockholders to sell their shares when appropriate for personal needs and to provide the opportunity for others to own a part of the only local community-owned financial institution and enjoy the rewards of that ownership.

3.

What is a four-for-one stock split?

a.

A 4-for-1 stock split means that three new shares of common stock will be issued for each share of common stock outstanding on the Record Date (September 14, 2011). After the stock split, because there will be four times as many shares outstanding, it is expected that the market value of each share of CNC common stock will be about one-quarter of what it was immediately prior to the split.

4.

How will the stock split impact dividends?

a.

The stock split will not impact a stockholder’s dividend accrual so long as all of the pre- and post-split shares are held. Stockholders will now accrue dividends on four times as many shares at one-quarter of the current dividend rate.

5.

Will the par value of stock change?

a.

Yes.  The par value of each share is currently $20.00.  A four-for-one split will reduce the par value of each share to $5.00.  Following the stock split, a stockholder will have four times as many shares, resulting in the same aggregate par value owned.  The par value of a common stock generally has no bearing on its market value.

6.

Does the stock split affect my stockholder voting rights?

a.

No.  The stock split will not impact your stockholder voting rights, assuming you continue to hold both your original shares and the additional shares issued in the split, you will be entitled to vote four times as many shares, but your proportionate vote will remain the same relative to other stockholders because the number of outstanding shares will be four times larger.

7.

Did the stockholders vote to approve the stock split?

a.

A special stockholders’ meeting has been called for September 14, 2011 to vote on the proposed stock split.

8.

When are the Record Dates?

a.

The Record Date for determining which stockholders are entitled to vote at the special meeting on the proposed stock split is August 1, 2011.

b.

The Record Date for determining which stockholders are entitled to receive additional shares of stock resulting from the stock split is September 14, 2011.

9.

When is the Distribution Date?

a.

If the stock split is approved by the stockholders at the Special Meeting, the Distribution Date will be September 14, 2011 or as soon thereafter as the amended Certificate of Incorporation of CNC can be filed with New York State.

10.

What exactly will I receive?

a.

Stockholders will receive a certificate for three new shares for every share owned on the Record Date.  Please do not return or destroy your existing stock certificates.

11.

Will I receive a stock certificate for the new shares?

a.

Yes, each stockholder will receive a new certificate for the additional shares resulting from the split.

12.

When will I receive my stock split shares?

a.

It is anticipated that all new share certificates will be mailed by the end of September 2011 and will arrive by early October 2011.

13.

Can we buy or sell shares between the announcement date and the Record Date?

a.

Yes.

14.

Where will the Special Meeting notification be mailed?

a.

All notifications will be mailed to the most current address CNB has on record for each shareholder.

15.

How can I update my address?

a.

Please mail or email CNB’s Trust Department to update your address.  The address to use is: Canandaigua National Corporation, Attn: Trust Dept., 72 South Main Street, Canandaigua, New York 144424, or email to trustops@cnbank.com.

16.

What should I do with the stock certificates I currently hold?  Are they still valid?

a.

The stock certificates you currently hold continue to be valid.  Please keep the stock certificates you currently hold in a safe place.  The certificates are evidence of your ownership interest in the company.

17.

 My Shares are held by a brokerage firm.  How will my shares get adjusted for the stock split?

a.

If you hold your CNC shares in a brokerage account, the additional shares will be sent directly to your broker for credit to your brokerage account.  Please contact your broker directly for an account statement reflecting the additional shares credited to your account as a result of the stock split.  Your new shares may not appear in your brokerage account until they are received by your broker.  This should occur in late September 2011 or early October 2011.

18.

Does the 4 for 1 stock split dilute the value of my CNC common stock holdings by increasing the number of shares outstanding?

a.

No.  The stock split will not change the proportionate interest a stockholder maintains in CNC Common Stock.  A person owning 1% of CNC common stock before the stock split will continue to own 1% after the split, assuming the person retains the new shares issued in the split.

19.

How do I vote at the special meeting of stockholders?

a.

A proxy statement with respect to the special meeting, which contains instructions on how to vote your shares at the meeting, will be mailed to each stockholder on August 9, 2011. If you have not received the proxy statement, or still have questions, please contact Robert G. Sheridan, Secretary, 72 South Main Street, Canandaigua, New York 14424; Secretary@CNBank.com; (800) 724-2621 x 36075.

20.

Who can I contact for additional information?

a.

For more information regarding the stock split, please contact Richard H. Hawks, Jr., Senior Vice President and Chief Fiduciary Officer at 72 South Main Street, Canandaigua, New York 14424.  (800) 724-2621 x36040.